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                                  Exhibit (iii)

        K2 DESIGN, INC. UNAUDITED PRO FORMA CONDENSED BALANCE SHEET AS OF
                                 MARCH 31, 1998



                                               K2 DESIGN,                       K2 DESIGN,
                                                  INC.         PRO FORMA         INC. PRO
                                               HISTORICAL     ADJUSTMENTS         FORMA
                                               -----------    -----------       -----------
ASSETS
Current assets:
Cash                                           $ 3,543,818    $   905,000 (a)   $ 4,448,818
Accounts receivable, net                         1,595,792       (634,643)(c)       961,149
Prepaid expenses and other assets                  723,334       (110,644)(d)       612,690
Investment in convertible preferred stock             --        2,572,000 (b)     2,572,000
                                               -----------    -----------       -----------
Total current assets                             5,862,944      2,731,713         8,594,657
Equipment and leasehold improvements               911,137        (35,030)(d)       876,107
Restricted cash                                    150,711           --             150,711
Other assets                                         9,572           --               9,572
                                               -----------    -----------       -----------
Total assets                                   $ 6,934,364    $ 2,696,683       $ 9,631,047
                                               ===========    ===========       ===========

LIABILITIES AND STOCKHOLDERS'
EQUITY
Current liabilities:
Current portion of capital lease obligations   $    56,786    $      --         $    56,786
Accounts payable                                 1,169,861       (183,051)(e)       986,810
Accrued compensation and payroll taxes             133,277        (19,451)(e)       113,826
Other accrued expenses                           1,077,810       (145,135)(e)       932,675
Deferred revenue                                   620,087       (336,172)(e)       283,915
Customer advances                                   63,549           --              63,549
                                               -----------    -----------       -----------
Total current liabilities                        3,121,370       (683,809)        2,437,561
Long term capital lease obligations                 31,876           --              31,876
                                               -----------    -----------       -----------
Total liabilities                                3,153,246       (683,809)        2,469,437

STOCKHOLDERS' EQUITY
Preferred stock                                       --             --                --
Common stock                                        36,807           --              36,807
Treasury stock                                     (75,266)          --             (75,266)
Additional paid-in capital                       6,380,325           --           6,380,325
Accumulated deficit                             (2,560,748)     3,380,492 (f)       819,744
                                               -----------    -----------       -----------
Stockholders' equity                             3,781,118      3,380,492         7,161,610
                                               -----------    -----------       -----------

Total liabilities and stockholders' equity     $ 6,934,364    $ 2,696,683       $ 9,631,047
                                               ===========    ===========       ===========

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